                                                                    EXHIBIT 10.5

                                                                        JM 1899A


                              DATED AUGUST 28, 2001



                               JOHNSON MATTHEY PLC



                                       AND



                              NEOTHERAPEUTICS, INC.



                                     LICENCE



                               JOHNSON MATTHEY PLC
                               2-4 COCKSPUR STREET
                                TRAFALGAR SQUARE
                                 LONDON SW1Y 5BR

                                                                        JM 1899A


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                                     LICENCE

Date: AUGUST 28, 2001

PARTIES:

1. The LICENSOR: Johnson Matthey PLC, a company organised under the laws of England and Wales whose registered office is at 2-4 Cockspur Street, Trafalgar Square, London, SW1Y 5BQ, England, acting for itself and for its AFFILIATES including particularly Johnson Matthey, Inc

2. The LICENSEE: NeoTherapeutics, Inc., a corporation organised under the laws of the State of California, United States of America whose principal place of business is at 157 Technology Drive, Irvine, California 92618, United States of America, acting for itself and for its AFFILIATES

RECITALS:

(A) The LICENSOR has developed and is the beneficial owner of a substantial body of valuable technical information relating to the use of the platinum complex JM216 in the treatment of tumour cells, toxicity data and other valuable information and is the beneficial owner of the Patent Rights relating thereto as defined hereinafter

(B) The LICENSEE wishes to receive and the LICENSOR is willing to grant a licence on the terms and conditions hereinafter set forth to use such information and to work under the said Patent Rights for the purposes hereinafter provided

(C) The parties have executed a Secrecy Agreement dated 13th March, 2001, and the LICENSOR has provided or arranged the provision of certain of LICENSOR'S INFORMATION to LICENSEE under said Secrecy Agreement

ARTICLE I DEFINITIONS

In this Agreement the following terms shall have the following meanings unless the context otherwise requires:


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1.     AFFILIATE: a subsidiary company within the meaning of S.736 of the United
       Kingdom Companies Act 1985.

2. EFFECTIVE DATE: the date upon which this Agreement has been executed by representatives of LICENSOR and LICENSEE.

3. FIELD: the use of the PRODUCTS for the purpose of treating cancer in humans and the sale of the PRODUCTS for such purpose.

4. GENERIC PRODUCT: a PRODUCT marketed by a THIRD PARTY in a country comprising the TERRITORY.

5. IMPROVEMENTS: any new or useful invention, process or improvement, patentable or unpatentable, relating to or arising under the PATENT RIGHTS, conceived or first reduced to practice or demonstrated to have utility by LICENSEE, LICENSOR, or LICENSEE AND LICENSOR jointly, during the TERM.

6.     JM216: the platinum complex
       bis(acetato)amminedichloro(cyclohexyl-amine)platinum(IV)

7. LICENSOR'S INFORMATION: information, data, research results and clinical evaluation results relating to PLATINUM COMPLEXES and in the lawful possession of LICENSOR at the EFFECTIVE DATE (as described in Article II.1).

8. LICENSOR'S ONGOING INFORMATION: information, data, research results, as well as inventions made by LICENSOR subject to the PATENT RIGHTS, all coming into the lawful possession of LICENSOR during the TERM.

9. LICENSEE'S ONGOING INFORMATION: information, data, research results, clinical evaluation results, approval trials data and results as well as all approvals obtained by LICENSEE during the TERM and relating to the PLATINUM COMPLEXES.

10. NET SALES VALUE: the invoiced sales price of the PRODUCTS in an arm's length transaction exclusively for money after deduction of normal trade


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       discounts actually granted and of any credits actually given by the
       LICENSEE for returned or defective goods and excluding or making proper deductions for any costs of packing, insurance, carriage and freight and Value Added Tax or other sales tax and, in the case of export orders, any import duties or similar applicable governmental levies or export insurance costs expressly subject in all cases to the same being separately charged on customer invoices. In any sale or other disposal of any PRODUCTS otherwise than in an arm's length transaction exclusively for money, the fair market price (if higher) in the relevant country of disposal shall be substituted for the Net Sales Value

11.    MILESTONES : the objectives described in Article IV hereof

12. ONGOING INFORMATION: together the LICENSOR'S ONGOING INFORMATION and the LICENSEE'S ONGOING INFORMATION.

13.    PATENT RIGHTS:

       (i) the patents and applications short particulars whereof are set out in Schedule A hereto, as well as any continuation, continuations-in-part and divisional applications, including reissues and reexamination applications and patent term extension and reexamination certificates issuing to LICENSOR;

       (ii) all patent applications that may hereafter be filed by or on behalf of the LICENSOR which either are based on or claim priority from any of the foregoing patents and applications or which are in respect of any IMPROVEMENTS to which LICENSOR is exclusively entitled; and

       (iii) all patents which may be granted pursuant to any of the foregoing patent applications.

14. PLATINUM COMPLEXES; the platinum co-ordination compounds that are the subject of the PATENT RIGHTS.

15.    PRODUCTS: PLATINUM COMPLEXES formulated for administration to patients.


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

16. TERM: the term commencing on the EFFECTIVE DATE and terminating three (3) years following the expiry of the last to expire of the patents granted in the United States of America or any of the countries currently comprising the European Union which have expiration dates specified on Schedule A. The date of expiration of a patent described in this Section shall include any extension granted to LICENSOR by virtue of any continuation, continuations-in-part and divisional applications, including reissues and reexamination applications and patent term extension and reexamination certificates issuing to LICENSOR.

17.    TERRITORY: Each country of the world.

18. THIRD PARTY: any person or entity other than the LICENSOR and its AFFILIATES and the LICENSEE and its AFFILIATES.

ARTICLE II GRANT OF RIGHTS

1. Subject to Article II.3 below, the LICENSOR agrees to grant and hereby grants to the LICENSEE an exclusive worldwide royalty-bearing revocable right and licence under the PATENT RIGHTS, with rights to sub-license, to use the PLATINUM COMPLEXES, the LICENSOR'S INFORMATION and the LICENSOR'S ONGOING INFORMATION to make, have made, use, offer to sell, and have sold PRODUCTS for use within the FIELD.

2. The LICENSEE shall be entitled to sub-license any THIRD PARTY under the rights granted under Article II.1 hereof provided that: (i) the LICENSEE shall remain responsible for all acts and omissions of such sub-licensees as though they were by the LICENSEE; and (ii) the sub-license agreement shall be in the form to be attached to this Agreement as Exhibit 1. In particular, the LICENSEE shall be responsible to the LICENSOR for payments due in respect of sales by sub-licensees as though they were sales by the LICENSEE. The parties shall use their best endeavours to draft, negotiate and finalize the form sub-license agreement within 15 (fifteen) days of the EFFECTIVE DATE, which form sub-license agreement shall provide that upon termination of this Agreement, any sub-licensee shall attorn to and accept the LICENSOR


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       in the place of the LICENSEE such that any sub-license shall be deemed an agreement between the LICENSOR and sub-licensee.

3. For the avoidance of doubt, it is hereby declared that the LICENSEE shall have no right hereunder to manufacture the PLATINUM COMPLEXES except in the circumstances of Article VI.2, nor to use or sell them otherwise than for use within the FIELD and, without prejudice to the foregoing, the LICENSEE accepts that the licence hereby granted does not include the right to manufacture the PLATINUM COMPLEXES other than in the circumstances set forth in Article VI.2, or in accordance with the supply agreement between the LICENSOR and LICENSEE.

ARTICLE III ONGOING RESEARCH AND DEVELOPMENT

1. The LICENSEE shall diligently perform research and development on the use of JM 216 and other PLATINUM COMPLEXES within the FIELD and on the formulation of PRODUCTS. The LICENSEE shall exercise in the performance of such research and development technical skill and competence of a high calibre.

2. Throughout the TERM of this Agreement, the LICENSOR shall promptly disclose to the LICENSEE all LICENSOR'S ONGOING INFORMATION developed or acquired by LICENSOR except insofar as such disclosure would disclose information derived from and subject to confidentiality obligations in favour of a THIRD PARTY. Solely for the purposes set forth in Article VI.2, LICENSEE shall also promptly disclose to LICENSOR any LICENSEE ONGOING INFORMATION necessary for LICENSOR to perform its obligations set forth in Article VI.2.


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ARTICLE IV MILESTONES

1. The LICENSEE shall use its best efforts to test, evaluate and develop PRODUCTS so as to meet the objectives detailed hereunder within ninety
       (90) days of the target date specified for each such objective:

Objective                                                         Target Date
---------                                                         -----------
1      Submission of NDA in the United States
       of America
       (hereinafter called `a First MILESTONE')                 1st January 2004

2      Receipt of US FDA approval of NDA
       (hereinafter called `a Second MILESTONE')                1st January 2005

3      Approval in the first European Union state
       of a new drug application
       (hereinafter called `a Third MILESTONE')                 1st January 2006

4      Approval by US FDA of JM216 for the first
       indication other than the indication approved
       in Objective 2.
       (hereinafter called `a Fourth MILESTONE')                1st January 2007

5      Approval in the first European Union state of JM216
       for the first indication other than the indication
       approved in Objective 3.
       (hereinafter called a `Fifth MILESTONE')                 1st January 2008

ARTICLE V PAYMENT

1. Upon the EFFECTIVE DATE the LICENSEE shall pay to the LICENSOR the initial sum of US$100,000 (one hundred thousand);

2. Upon the earlier of: (i) execution by LICENSOR of the supply agreement described in Article V; or (ii) January 31, 2002, the LICENSEE shall pay to the LICENSOR the sum of US$150,000 (one hundred and fifty thousand).

3. Within 30 (thirty) days of the date of the attainment of each MILESTONE the LICENSEE shall pay to the LICENSOR the following sums:

       (i)    the First MILESTONE: US$750,000 (seven hundred and fifty thousand)


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       (ii)   the Second MILESTONE:     US$3,000,000 (three million)

       (iii)  the Third MILESTONE:      US$1,000,000 (one million)

       (iv)   the Fourth MILESTONE:     US$1,000,000 (one million)

       (v)    the Fifth MILESTONE:      US$1,000,000 (one million)

4. The LICENSEE shall during the TERM of this Agreement pay to the LICENSOR a royalty calculated at the rate of 8.5% of the NET SALES VALUE of all PRODUCTS sold or otherwise supplied for use whether within the FIELD or outside the FIELD for money or money's worth by LICENSEE or any AFFILIATE or sublicensee thereof; provided, however, that in any country in the TERRITORY where a GENERIC PRODUCT is sold in competition with the PRODUCT, the royalty payable to LICENSOR with respect to NET SALES of such PRODUCTS in such country shall be reduced to 0%, commencing with the calendar quarter during which any such GENERIC PRODUCT first becomes available in competition with the PRODUCT in such country.

5. Payments due under Article V.4 shall be made within 30 days of the end of each calendar quarter in respect of royalties accruing on PRODUCTS invoiced in that calendar quarter.

6.     All sums due to be paid to the LICENSOR under this Agreement:

       5.1 are exclusive of any Value Added, Sales, or any other tax which shall be payable in addition;

       5.2 shall be made in United States dollars to the credit of one or more bank accounts to be designated from time to time in writing by the LICENSOR. Conversion into United States dollars shall be calculated where appropriate;

       5.3 in the case of each sale in a currency other than United States dollars, the royalty shall be calculated in United States dollars at the New York foreign exchange rate quoted in The Wall Street Journal on the date that payment is due; provided always that where any payment is made


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              after the date provided therefor herein conversion shall be at the foreign exchange rate on the date of payment if this is more favourable to the LICENSOR;

       5.4 shall be made in full without deduction of taxes charges and other duties that may be imposed except in so far as any such deduction may be credited in full by the LICENSOR against the LICENSOR's own tax liabilities. The parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available

7. The LICENSEE agrees during the TERM and for a period of two (2) years thereafter to keep true and accurate records and books of account containing all data necessary for the determination of royalties payable under this Agreement, including records and books of account relating to sales of PRODUCTS by sub-licensees, which records and books of account shall upon reasonable notice by LICENSOR be open at all reasonable times during business hours for inspection by an independent accountant appointed by LICENSOR for the purpose of verifying the accuracy of the LICENSEE's reports hereunder. Such accountant shall be entitled to take copies solely of LICENSEE's records pertaining to such reports at LICENSOR's expense. The LICENSEE shall ensure that its sub-licensees (if any) also keep true and accurate records and books of account containing all data necessary for the determination of royalties payable in respect of their activities and shall ensure that such records and books of account shall upon reasonable notice by the LICENSOR be open at all reasonable times during business hours for inspection by such independent accountant for the purpose of verifying the accuracy of the LICENSEE's reports hereunder.

8. The LICENSEE shall submit to the LICENSOR within 30 days of the end of each calendar quarter a statement setting forth with respect to the operations of the LICENSEE hereunder, as well as with regard to each sub-licensee during that period, the quantity of PRODUCTS made and sold and the NET SALES VALUE of all PRODUCTS sold together with payments due.


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9.     The accountant selected to inspect the LICENSEE'S books and records pursuant to Article V.7 shall agree in writing to maintain in confidence all financial and other information received with respect to the LICENSEE's operations pursuant to the foregoing Article V.7.

ARTICLE VI SUPPLY OF PLATINUM COMPLEXES

1. The LICENSOR shall supply to the LICENSEE, LICENSEE's reasonable requirements of the PLATINUM COMPLEXES used in the manufacture of the PRODUCTS at reasonable commercial prices under the terms of one or more separate supply agreements the terms of which are to be agreed.

2. Within 15 (fifteen) days of the EFFECTIVE DATE, LICENSOR shall deliver a proposal for the supply of 200 grams of the PLATINUM COMPLEXES as follows: (i) 80 grams to be delivered on or before September 15, 2001, and 120 grams to be delivered on or before October 31, 2001. The PLATINUM COMPLEXES supplied pursuant to this Section shall be manufactured by the LICENSOR in accordance with its Standard Operation Procedures, but not be certified as being manufactured in accordance with Good Manufacturing Practices. The obligation of the LICENSOR pursuant to this Section shall be independent of the existence of the supply agreement described in
       Article VI.1.

3. LICENSOR understands the requirement of LICENSEE to have security of supply. In the event that either: (i) the parties have not entered into a definitive supply agreement as described in Article VI.1 by January 31, 2002; or (ii) the LICENSOR is unable or unwilling to supply the LICENSEE with its reasonable requirements of the PLATINUM COMPLEXES at reasonable prices, the parties agree that the LICENSEE shall have the right and license to manufacture or have manufactured the PLATINUM COMPLEXES itself or through any THIRD PARTY, subject to the terms and conditions of this Agreement.


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

ARTICLE VII PATENTS

1. The LICENSOR shall at its own cost diligently prosecute to grant all subsisting patent applications within the PATENT RIGHTS so as to secure the broadest monopoly reasonably obtainable consistent with avoiding serious prejudice to the validity of such granted patents and shall maintain all patents within the PATENT RIGHTS in force for the full terms thereof. In the event that LICENSOR elects to abandon the prosecution or maintenance of any such PATENT RIGHTS in any country in the Territory, LICENSOR shall give LICENSEE notice thereof at least 60 days prior to the date on which LICENSEE is required by law to make a filing in order to preserve rights to patent protection in such country, and LICENSEE shall have the right to do so, at its own expense. In the event that LICENSOR elects to abandon the prosecution or maintenance in any country in the Territory any of its PATENT RIGHTS and LICENSEE elects to assume such prosecution and maintenance, then LICENSOR shall assign its rights it may have therein in such country to LICENSEE.

2. Neither party hereto shall publish any matter forming part of the ONGOING INFORMATION that might prejudice the validity of any patent that might subsequently be granted on it. Each party shall notify the other whether it intends to seek any relevant protection for any part of its respective ONGOING INFORMATION. If it does not wish to do so and if the other party within three (3) calendar months notifies the first party that it would like to seek patent or other protection then this obligation shall continue for such time as may be reasonably required to prepare and file an application for a patent or other protection after which period it shall lapse.

3. IMPROVEMENTS that are made by an employee or agent of LICENSEE, solely or jointly, other than with an employee or agent of LICENSOR, shall be owned by LICENSEE. IMPROVEMENTS that are made jointly by employees or agents of LICENSOR and LICENSEE shall be jointly owned by LICENSOR and LICENSEE and treated as joint inventions under the laws applicable to joint inventions. In those countries in which the LICENSEE deems it commercially reasonable, the LICENSEE shall process and pay for patent applications for any jointly owned IMPROVEMENTS (including the


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

       cost of filing and prosecuting applications as well as maintaining granted patents) which are to be utilised in the FIELD. In prosecuting and filing for protection, the LICENSEE shall have the right to make any decisions which it deems necessary to carry out such filing and prosecution. While any patent issued shall be jointly owned, the LICENSEE shall have the sole and exclusive right with regard to utilisation of the jointly owned patent in the FIELD to: (i) license such jointly owned IMPROVEMENTS to a THIRD PARTY; (ii) to enforce such patents against any THIRD PARTY; and (iii) make, have made, use, sell, and have sold all jointly owned Improvements. In the event the term of a jointly owned patent covering an IMPROVEMENT extends beyond the TERM, the LICENSOR and LICENSEE agree to undertake best endeavours to reach an agreement on the terms under which LICENSEE will retain the sole and exclusive rights as described in the prior sentence.

4. Unless otherwise agreed, the costs of filing and prosecuting any application for patent and maintaining such granted patents shall rest with the party making the application.

5. If, with respect to a given country, the LICENSEE becomes aware of substantial infringement (greater than thirty percent (30%) of the LICENSEE'S NET SALES VALUE of PRODUCTS in such country) by a THIRD PARTY of the PATENT RIGHTS in such country the LICENSEE will promptly notify the LICENSOR and the parties will confer and attempt to agree on what action should be taken. Should the LICENSOR and the LICENSEE agree that suit should be brought in any such country, the LICENSEE shall have the right to control, bear the cost of, and retain any recovery from any such suit. Should the LICENSEE not wish to bring suit, the LICENSOR shall have the option to do so, in which case the LICENSOR shall control, bear the cost of, and retain any recovery from any such suit and the LICENSEE shall reasonably co-operate in the effort. Should the LICENSEE provide the LICENSOR with reasonable evidence of substantial infringement by a THIRD PARTY of the PATENT RIGHTS in any country and the parties are unsuccessful in abating the infringement within one hundred and twenty
       (120) days after the LICENSOR has promptly notified the


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       infringer of the infringement, and should the LICENSOR have failed to file suit for infringement at the end of such one hundred and twenty
       (120) day period, the LICENSEE shall be entitled to reduce the amount of royalty due in such country in accordance with Article V.4 by a percentage equal to the percentage of such substantial infringement, but in no event by more than fifty per cent (50%). Said reduced royalty shall continue to be the prevailing royalty rate on NET SALES VALUE of PRODUCTS in such country until said substantial infringement ceases and, thereafter, the royalty shall revert to the full royalty defined herein.

6. The LICENSOR represents that it is not aware that any PRODUCTS or PLATINUM COMPLEXES infringes upon or falls within any THIRD PARTY patent rights. In the event that a THIRD PARTY accuses or brings suit against either party alleging patent infringement, the parties shall meet and agree on the response to the THIRD PARTY and the conduct of and costs arising from any suit.

7. In the event that any PLATINUM COMPLEXES infringe or fall within any THIRD PARTY patent rights, the LICENSOR shall at its own expense use its best endeavours either to modify the PLATINUM COMPLEXES to be non-infringing or to obtain at its own expense for the LICENSEE a licence to continue using PLATINUM COMPLEXES, provided that in the event that the parties reasonably agree that it is not possible either to modify the PLATINUM COMPLEXES to be non-infringing or to obtain for the LICENSEE a licence to continue using the PLATINUM COMPLEXES then the LICENSEE may terminate this Agreement and all licences granted hereunder forthwith on written notice, and the parties shall co-operate with respect to an orderly termination of the same. Termination under this sub-clause shall be without prejudice to the rights of either party accrued at the date of termination.

8. If at any time during the TERM the LICENSEE directly or indirectly opposes or assists any THIRD PARTY to oppose the grant of letters patent on any patent application within the PATENT RIGHTS or disputes or directly or indirectly assists any THIRD PARTY to dispute the validity of any patent within the PATENT RIGHTS or any of the claims thereof the LICENSOR


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       shall be entitled to terminate all or any of the licences granted hereunder forthwith by notice thereof to the LICENSEE.

ARTICLE VIII CONFIDENTIALITY

1. Any information communicated by one party to the other pursuant to this Agreement or prior to and in contemplation of it, whether technical or commercial, and which is identified on the face of a document as confidential, or if an oral or visual communication is confirmed as confidential within 30 days, or would be reasonably be assumed as confidential in the circumstances, shall be treated by the party receiving the information as confidential. The receiving party shall afford such confidential information the same protection as it affords its own confidential information, but no less than reasonable protection. The receiving party shall respect the other's proprietary rights therein, shall use the same exclusively for the purposes of this Agreement, and shall disclose the same only to those of its contractors and sub-licensees (if any) pursuant to this Agreement to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement and who shall enter into obligations of confidentiality direct with the other in similar terms to this Article.

2. The foregoing obligations of Article VIII.1 above shall not apply to information which:

       2.1 prior to receipt thereof from one party was in the possession of the other and at its free disposal;

       2.2 is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other;

       2.3 is or becomes generally available to the public through no act or default of the recipient party or its agents or employees;

       2.4 is required to be disclosed by order of a court or administrative authority but only after the owner of the information has been


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              informed by the party subject to the order, if such informing is possible in the circumstances.

3. The restrictions imposed in this Article shall not apply to disclosure of information necessary for the obtaining of patents, nor shall they restrict disclosure or any other action which is necessary for obtaining or maintaining registration or approval of the Food and Drug Administration or any other regulatory agency of the United States or any other country for the evaluation and sale of PRODUCTS.

ARTICLE IX PERFORMANCE

1.     During the continuance of this Agreement the LICENSEE shall:

       1.1 use its best endeavours to obtain appropriate regulatory approvals for PRODUCTS in the United States of America or any of the countries currently comprising the European Union and to promote the distribution and sale of PRODUCTS in the FIELD in the such countries as widely as its resources reasonably permit and will make available all necessary selling facilities to meet in full all demands for PRODUCTS for use in the FIELD throughout such countries;

       1.2 ensure that all literature prepared by the LICENSEE and relating to PRODUCTS bears an acknowledgement to the effect that they are subject to a licence from the LICENSOR, and attach to all PRODUCTS a label quoting relevant patent numbers and stating that such PRODUCTS are made under licence from the LICENSOR;

       1.3 not act as agent of the LICENSOR and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling PRODUCTS not make any representation or give any warranty on behalf of the LICENSOR;

       1.4 advise LICENSOR immediately of all approvals granted and assist LICENSOR in all reasonable ways to obtain any form of patent term extension for medicines.


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

ARTICLE X LIABILITY

1. The LICENSEE shall defend, indemnify (and keep indemnified) and hold the LICENSOR harmless from and against all claims, liabilities damages costs and expenses (including legal costs) which may be brought or made against or incurred by the LICENSOR arising from the use or sale of the PRODUCTS. LICENSOR acknowledges that this indemnity does not include those items for which LICENSOR is indemnifying LICENSEE below. The LICENSOR shall as soon as reasonably practicable notify the LICENSEE of any such claims and shall give to the LICENSEE all reasonable assistance that the LICENSEE may request in connection therewith.

2. The LICENSOR shall defend, indemnify (and keep indemnified) and hold LICENSEE harmless from and against any claims, liabilities, damages, costs and expenses (including legal costs) arising out of or otherwise relating to any claims: (a) alleging that the PLATINUM COMPLEXES and/or the LICENSOR INFORMATION or LICENSOR'S ONGOING INFORMATION infringes upon the intellectual property rights of any THIRD PARTY, and (b) arising out of defects present in any PLATINUM COMPLEXES supplied to the LICENSEE by the LICENSOR pursuant to Article VI herein, up to a maximum cap of $5 million. The LICENSEE shall as soon as reasonably practicable notify the LICENSOR of any such claims and shall give to the LICENSOR all reasonable assistance that the LICENSOR may request in connection therewith.

ARTICLE XI TERM AND TERMINATION

1. This Agreement shall commence on the EFFECTIVE DATE and shall continue in force in each country of the TERRITORY for the TERM.

2. The LICENSOR may terminate this Agreement by written notice to the LICENSEE in the event of failure by the LICENSEE to make any of the payments specified in Article V hereof on the due date or any reasonable and mutually agreed upon extension of any such date.

3. The LICENSOR shall have the right to terminate this Agreement upon forty-five (45) days written notice to LICENSEE in the event of failure by the

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       LICENSEE to attain the FIRST, SECOND OR THIRD MILESTONES in Article IV hereof within ninety (90) days of the target date specified for such MILESTONE or any reasonable and mutually agreed upon extension of such MILESTONE target date. LICENSOR agrees that it shall grant all reasonable requests by LICENSEE for extensions of such target dates and LICENSOR further agrees that it shall not exercise its right to terminate except where it has good faith reason to believe that LICENSEE will be unable to comply with any requested extended dates.

4. LICENSEE shall have the right to terminate this Agreement at any time by giving written notice to LICENSOR, which shall be effective 60 (sixty) days from the date such notice is given.

5. In the event of a breach of this Agreement by either party, and if remedial action is possible the party fails to remedy such breach within a period of 45 (forty five) days after written notice thereof from the other party, the other party shall have the right forthwith to terminate this Agreement by giving written notice of termination to the party in breach, except where the cause of such default is a reason of force majeure under Article XII hereof, in which event the other party shall have no such right of termination under this Article XI.5

6. Either party shall have the right forthwith to terminate this Agreement by giving written notice of termination to the other if the other shall have a receiver or manager appointed of its undertaking or assets or shall have an administration order made against it or shall go into liquidation whether voluntary or otherwise (other than for the purposes of and followed by an amalgamation or reconstruction) or shall enter into any composition or arrangement with its creditors or if it shall cease to carry on business.

7. Termination under this Article shall be without prejudice to the rights of the either party existing at the date of termination.

8.     Termination of this Agreement for any reason shall not bring to an end:

       8.1 the secrecy obligations on the parties hereto, which shall continue for a further period of ten years after termination;

       8.2 the LICENSEE's obligations to pay royalties or other sums which have accrued due or which will become due in respect of sales under Article XI.9 hereof;

       8.3 Upon any termination of this Agreement, all sublicenses granted by the LICENSEE utilising the form sub-license agreement attached as
              Exhibit 1 to this Agreement shall be automatically assigned to the LICENSOR which shall thereafter receive all benefits and have all obligations under the sublicenses as in the place and stead of the LICENSEE. All other sub-licenses shall terminate simultaneously with this Agreement.

9. On termination of this Agreement for any reason the LICENSEE shall continue to have the right for a period of six months from the date of termination to complete deliveries on contracts in force at that date and to dispose of PRODUCTS already manufactured subject to payment to the LICENSOR of royalties thereon in accordance with Article V hereof.

10. Upon termination by LICENSOR due to LICENSEE'S breach, the LICENSEE shall pass to the LICENSOR all information and data in the LICENSEE'S possession concerning the PRODUCTS and the LICENSEE'S ONGOING INFORMATION. All regulatory approvals made or acquired by the LICENSEE with respect to the PRODUCTS shall become the sole property of the LICENSOR, and the LICENSOR shall have an exclusive royalty-free licence without limit of time, with the right to grant sub-licences thereunder, to use all LICENSEE's ONGOING INFORMATION and to work under all intellectual property rights in respect thereof owned by the LICENSEE or any successor in title of the LICENSEE.

11. After termination of this Agreement by LICENSOR due to LICENSEE'S breach, and in the event that the LICENSOR shall grant a licence to any THIRD PARTY to use PLATINUM COMPLEXES in the manufacture of PRODUCTS for use within the FIELD and in the event that such licence includes the right to use LICENSEE'S ONGOING INFORMATION, then LICENSOR shall pay to the LICENSEE a proportion of any royalties obtained from such THIRD PARTY, such proportion to be agreed between the parties hereto, taking into account the proportion of the value of the licensed LICENSEE'S ONGOING INFORMATION to the value of the licensed rights as a whole.

12. Following the expiration of the TERM of this Agreement, LICENSEE shall have the royalty-free, non-exclusive, perpetual right and license to continue to use the PLATINUM COMPLEXES to make, have made, use, sell, and have sold PRODUCTS in all countries in the TERRITORY.

ARTICLE XII FORCE MAJEURE

If the performance of any part of this Agreement by either party is prevented restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. In the event that the event of Force Majeure continues uninterrupted for a period of six months, the party not directly affected by the event may terminate this Agreement upon one month's written notice, subject to the termination being ineffective if the even of Force Majeure ends during that notice period.

ARTICLE XIII PERSONNEL

1. The LICENSOR agrees that it will not, nor will its AFFILIATES, for the term of this Agreement and for a period of six months after termination for whatsoever cause employ or appoint as its partner, consultant or agent any person who has been within a period of one year from the date of such intended employment or appointment employed by the LICENSEE in research or other technical or commercial work associated with the purposes of this Agreement.

2. The LICENSEE agrees that it will not, nor will its AFFILIATES, for the term of this Agreement and for a period of six months after termination for whatsoever cause employ or appoint as its partner, consultant or agent any person who has been within a period of one year from the date of such intended employment or appointment employed by the LICENSOR in research or other technical or commercial work associated with the purposes of this Agreement.

ARTICLE XIV GENERAL

1. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party without the written consent of the other party, other than to an assignee of such party of all or substantially all of such party's business.

2. No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by duly authorised officers of both parties.

3. If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court or administrative authority of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree. In such event, the parties shall endeavour to substitute the excised provision by another provision that achieves the intentions of the parties at the date hereof.

4. The headings in this Agreement are for convenience only and are not intended to have any legal effect.

5. A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

6. This Agreement shall not give any rights of enforcement or otherwise to any THIRD PARTY.

7. Each of the parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a warranty or representation. The only remedy available to it for breach of the such warranties or representations shall be for breach of contract under the terms of this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

ARTICLE XV NOTICES

1. Any notice required to be given hereunder by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post or by telefax to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service. Such notice shall be deemed to be received, if given by post, three days after mailing, and if given by telefax, on the day of transmission.

2.     The parties' address for service are as follows:

       For the LICENSOR

       Johnson Matthey PLC
       2-4 Cockspur Street
       Trafalgar Square
       London SW1Y 5BQ
       United Kingdom
       attention: Company Secretary
       Telefax:


       For the LICENSEE

       NeoTherapeutics Inc
       PO Box 57052
       Irvine
       California 92619 -- 7052
       U.S.A.
       attention: President
       Telefax: 949-788-6706:

ARTICLE XVI INTEREST

Any payment required to be made by the LICENSEE under the provisions of this Agreement shall bear interest as well after as before judgment from the date the payment becomes due until the date of actual payment at a rate equal to 3% over the base rate from time to time of Lloyds Bank PLC

ARTICLE XVII GOVERNING LAW AND DISPUTES

1. The construction validity and performance of this Agreement shall be governed in all respects by English Law.

2. Subject to Article XVII 3, all disputes arising in any way out of or affecting this Agreement shall be referred to arbitration under the rules of conciliation and arbitration of the International Chamber of Commerce whose decision shall be final. The place of arbitration shall be California if the LICENSOR is the plaintiff and London if the LICENSEE is the Plaintiff.

3. Notwithstanding Article XVII 2, either party may seek interlocutory relief in respect of any dispute arising in any way out of or affecting this Agreement from the English courts and the parties agree that such courts shall have non-exclusive jurisdiction in this regard.

                                   SCHEDULE A

                                  Patent Rights

1.     Case MBUS 1044

       Country       Application No.       Patent No.    Expiration
       -------       ---------------       -----------   ----------
       Austria       EP891300787           0328274       26Jan09
       Belgium             "               "             26Jan09
       France              "               "             26Jan09
       Germany             "               "             26Jan09
       Great Britain       "               "             26Jan09
       Greece              "               "             26Jan09
       Italy               "               "             26Jan09
       Luxembourg          "               "             26Jan09
       Netherlands         "               "             26Jan09
       Spain               "               "             26Jan09
       Sweden              "               "             26Jan09
       Switzerland         "               "             26Jan09
       Australia     28971/89              618310        31Jan09
       Brazil        1100963-2             1100963-2     14May17
       Canada        589796                1340286       22Dec15
       Denmark       0491/89               --            1Feb09
       Finland       89/0512               91260         1Feb09
       Hungary       52289                 205767        3Feb09
       Hungary       P/P00163              210872        9Dec08
       Ireland       31989                 65503         31Jan 06(can be extended
                                                         to 31Jan09)
       Israel        89119                 89119         29Jan09
       Japan         01/24751              2781403       1Feb09
       S. Korea      89/1069               147270        15May13
       Mexico        9203596               181357        10Dec08
       New Zealand   227839                227839        1Feb09
       Norway        89/0426               177569        1Feb09
       Portugal      89608                 89608         2Feb09

       Country       Application No.       Patent No.    Expiration
       -------       ---------------       -----------   ----------
       Romania       C-20256               --            2Feb08
       South Africa  89/0831               89/0831       1Feb09
       Taiwan        78/100752             51931         20Oct06
       USA           07/602931             5072011       9Dec08
       USA           07/723971             5244919       14Sep10


2.     Case MBUS 1192

       Country       Application No.       Patent No.    Expiration
       -------       ---------------       -----------   ----------
       Austria       EP 95302629.1         0 679 656     19Apr15
       Belgium       EP 95302629.1         0 679 656     19Apr15
       Denmark       EP 95302629.1         0 679 656     19Apr15
       France        EP 95302629.1         0 679 656     19Apr15
       Germany       EP 95302629.1         0 679 656     19Apr15
       Greece        EP 95302629.1         0 679 656     19Apr15
       GB            EP 95302629.1         0 679 656     19Apr15
       Holland       EP 95302629.1         0 679 656     19Apr15
       Ireland       EP 95302629.1         0 679 656     19Apr15
       Italy         EP 95302629.1         0 679 656     19Apr15
       Portugal      EP 95302629.1         0 679 656     19Apr15
       Spain         EP 95302629.1         0 679 656     19Apr15
       Sweden        EP 95302629.1         0 679 656     19Apr15
       Switzerland   EP 95302629.1         0 679 656     19Apr15
       Australia     17661/95              692521        23Apr15
       Canada        2147567               --            20Apr15
       Japan         7-100870              --            24Apr15
       USA           08/428444             5519155       24Apr15

       IN WITNESS whereof the parties have caused this Agreement to be executed the day and year first above written

SIGNED by:  /s/ Barry Murrer
          ------------------------- ------

For and on behalf of                     )
JOHNSON MATTHEY PUBLIC                   )
LIMITED COMPANY                          )


SIGNED by:  /s/Rajesh C. Shrotriya
          --------------------------------
Rajesh C. Shrotriya, M.D., President and Chief Operating Officer
For and on behalf of                     )
NEOTHERAPEUTICS INC.                     )

                                   SCHEDULE A

                                  Patent Rights

1.    Case MBUS 1044
      Country                Application No.         Patent No.         Expiration
      -------                ---------------         ----------         ----------
      Austria                EP891300787             0328274            26Jan09
      Belgium                "                       "                  26Jan09
      France                 "                       "                  26Jan09
      Germany                "                       "                  26Jan09
      Great Britain          "                       "                  26Jan09
      Greece                 "                       "                  26Jan09
      Italy                  "                       "                  26Jan09
      Luxembourg             "                       "                  26Jan09
      Netherlands            "                       "                  26Jan09
      Spain                  "                       "                  26Jan09
      Sweden                 "                       "                  26Jan09
      Switzerland            "                       "                  26Jan09
      Australia              28971/89                618310             31Jan09
      Brazil                 1100963-2               1100963-2          2Feb08
      Canada                 589796                  1340286            22Dec15
      Denmark                0491/89                 -                  1Feb09
      Finland                89/0512                 91260              1Feb09
      Hungary                52289                   205767             3Feb09
      Hungary                P/P00163                210872             9Dec08
      Ireland                31989                   65503              31Jan 06 (can be extended
                                                                        to 31Jan09)
      Israel                 89119                   89119              29Jan09
      Japan                  01/24751                2781403            1Feb09
      S. Korea               89/1069                 147270             15May13
      Mexico                 9203596                 181357             10Dec08
      New Zealand            227839                  227839             1Feb09
      Norway                 89/0426                 177569             1Feb09
      Portugal               89608                   89608              2Feb09

      Country                Application No.         Patent No.         Expiration
      -------                ---------------         -----------        ----------
      Romania                C-20256                 -                  2Feb08
      South Africa           89/0831                 89/0831            1Feb09
      Taiwan                 78/100752               51931              20Oct06
      USA                    07/602931               5072011            9Dec08
      USA                    07/723971               5244919            14Sep10

2.    Case MBUS 1192
      Country                Application No.         Patent No.         Expiration
      -------                ---------------         -----------        ----------
      Europe                 95302629                0 679 656          19Apr15
      Australia              17661/95                692521             23Apr15
      Canada                 2147567                 -                  20Apr15
      Japan                  7-100870                -                  24Apr15
      USA                    08/428444               5519155            24Apr15